TRADEMARK LICENSE AGREEMENT


This Trademark License Agreement ("Agreement"), effective as of December 31, 2001 ("Effective Date") is by and between elcom, inc. with a principal place of business at 10 Oceana Way, Norwood, MA 02062 USA (hereinafter referred to as "Licensor") and AJJP Limited, a company incorporated in England under company number 4336259 (which is to be renamed Elcom Information Technology Limited after December 31, 2001) with its principal place of business at 349 Edinburgh Avenue Slough Berks SL1 4TU ("Licensee").

1.   Definitions
(a) "Business" shall mean the information technology products reseller business carried on by Elcom Holdings Limited in the United Kingdom immediately before the Effective Date.

(b) "Starbuyer trademark" shall mean the trademark "Starbuyer" owned by Licensor including all common law rights therein and attaching thereto and all registered trade marks obtained and all pending applications for trademark registration in respect of the same within the Territory.

(c) "Territory" shall mean the United Kingdom and Eire.

(d) "US Domain Names" shall mean the domain names www.starbuyer.com and www.starbuyer.net as used by the Licensor in its business.

2.   License Grant and Restrictions

(a) Upon the terms and conditions hereinafter set forth, Licensor grants to Licensee a perpetual, irrevocable, exclusive, non transferable, royalty-free license to use the Starbuyer trademark in the Territory solely in connection with the Business in a manner consistent with usage guidelines provided by Licensor to Licensee from time to time which shall be no more onerous than those applied by the Licensor or any other licensee of the Starbuyer mark.
(b) All rights not expressly granted in respect to the Starbuyer trademark and the US Domain Name are reserved by Licensor. Licensee acknowledges that nothing in this Agreement shall give it any right, title or interest in the Starbuyer trademark or the US Domain Names, other than the license rights to the Starbuyer trademark granted herein. Licensee may not use or reproduce the Starbuyer trademark in any manner whatsoever other than as described above. Nothing in this Agreement shall prevent the Licensor or any other party authorized by the Licensor from using the Starbuyer trademark in any manner and in relation to any goods or services in the Territory or elsewhere.
(c) Notwithstanding any other provision of this Agreement:-
     (i) Licensor agrees that Licensee may use the Starbuyer trademark as part of any company name or trading name. Licensee may also use the Starbuyer trademark as part of any domain name expressly as part of www.starbuyer.co.uk (or .co.ei), www.starbuyergold.co.uk (or .co.ei), starbuyergold.com and/or starbuyergold.net and use or display the Starbuyer trade mark on any website of the Licensee operated in connection with the Business;
     (ii) nothing in this Agreement shall affect in any way the ownership and/or usage rights of Licensee under the Offer document dated 31st December 2001 for the sale of the business of Elcom Holdings Limited and Elcom Information
Technology  Limited  between  Elcom  Holdings  Limited  (1),  Elcom  Information
Technology Limited (2) and the Licensee (3) in respect of the trade mark "StarbuyerGold" or the domain names "starbuyergold.co.uk / .com/.net" (together the "StarbuyerGold IP") which the Licensor acknowledges and confirms, as between the Licensor and Licensee, are the exclusive property of Licensee and in connection therewith, hereby undertakes that neither it nor any successor in title or assignee of Licensor shall seek to exercise any right of Licensor in relation to the Starbuyer trademark against the use by Licensee (or any assignee or successor in title) of the StarbuyerGold IP.
(d) The provisions of Clause 2 (c) shall survive any expiry or termination of this Agreement for any reason.

3.   No Further Conveyances
Licensee shall not assign, transfer or sublicense this Agreement (or any right granted herein) in any manner without the prior written consent of Licensor not to be unreasonably withheld or delayed. The Licensor confirms that it will not withhold its consent where the assignment is to a purchaser of a substantial part of the Business from Licensee; provided, however such restriction on withholding consent shall not apply to any purchase of a substantial part of the Business by a competitor of Licensor.

4.   Quality, Inspection, and Approval
At anytime at Licensor's request, Licensee shall supply Licensor, at no cost to the Licensor, with suitable specimens of Licensee's use of the Starbuyer trademark in connection with the Business. Licensee must correct any deficiencies in its use of the Starbuyer trademark in its advertising, packaging and collateral, and cease and desist from further publication or distribution of the materials upon reasonable notice from Licensor. Refusal to correct such deficiencies or to cease publication or distribution shall, at Licensor's discretion, result in a right to give notice to terminate the license to use the Starbuyer trademark in accordance with this Agreement.

5.   Ownership, Registration, Identification and Use
Licensee acknowledges Licensor's ownership of the Starbuyer trademark and, save as provided below, all goodwill associated therewith, and all registrations thereof throughout the world. Licensor shall, in its own name and within its sole discretion, obtain such registrations of the Starbuyer trademark as it may deem necessary. Licensee shall cooperate with Licensor in obtaining such registrations as Licensor may deem necessary, and in making such further filings (e.g., license recordal, registered user filings) as may be required, all at Licensor's expense. Licensee shall use the Starbuyer trademark in a manner that does not derogate from Licensor's rights in the Starbuyer trademark and will take no action that will interfere with or diminish Licensor's rights in the Starbuyer trademark. Licensee agrees that all goodwill associated with the use of the Starbuyer trademark by Licensee will inure to the benefit of Licensor, but for the avoidance of doubt all goodwill associated with the Business and the StarbuyerGold IP will inure to the benefit of Licensee. Licensee may not use Starbuyer trademark in any way as to suggest endorsement or sponsorship of the Business by Licensor.

6.      Warranties and Disclaimer

6.1 The Licensor warrants that it is the sole legal and beneficial owner of the Starbuyer trademark and has the right to enter into this Agreement and grant the licensed rights under clause 2 to the Licensee. Furthermore, the Licensor warrants that it has not nor shall it do anything or permit anything to be done which would conflict with or diminish the rights granted to the Licensee hereunder.

6.2 In relation to any registrations granted in respect of the Starbuyer trademark all registration and renewal fees (if applicable) have been paid in respect of the Starbuyer trademark and there has been no act or omission the affect of which would be to render the Starbuyer trademark vulnerable or liable to be revoked (partially or in full) on any grounds including, without limitation, on grounds of non-use, deceptive use or bad faith.

6.3 The use of the Starbuyer trademark in the Territory does not and will not infringe any trademark or other intellectual property or other right belonging to any third party.

6.4 No claims or applications have been made against the Licensor, no notifications (including non-threatening letters) have been received by and no circumstances are known to the Licensor in respect of the Starbuyer trademark which (notwithstanding any view taken by the Licensor as to the merits of such claim, application, notification or circumstances) if pursued, granted or acted upon would affect the accuracy of the warranties given at Clauses 6.1, 6.2 and 6.3.

6.5 SUBJECT TO CLAUSES 6.1, 6.2, 6.3 AND 6.4 TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LICENSED MARKS ARE PROVIDED "AS IS", WITHOUT WARRANTY OF ANY KIND, AND ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY

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                          TRADEMARK LICENSE AGREEMENT

EXCLUDED. IN THE EVENT OF A DISPUTE WITH A THIRD PARTY REGARDING LICENSOR'S OR LICENSEE'S RIGHT TO USE THE STARBUYER TRADEMARK, LICENSEE SHALL, AT LICENSOR'S REQUEST, IMMEDIATELY CEASE ALL USE OF THE STARBUYER TRADEMARK.
6.6 The Licensor shall indemnify and keep indemnified the Licensee, its directors, employees, permitted assignees or sub-licensees (each an "Indemnified Person") from and against all costs, claims, demands, liabilities, expenses, damages or losses (together "Losses") suffered or incurred by an Indemnified Person arising out of or in connection with the use of the Starbuyer trademark in accordance with the terms hereof arising as a result of any claim or legal proceeding brought or threatened by a third party on the grounds that the Starbuyer trademark infringes that third party's intellectual property rights.
6.7 Licensee shall indemnify, defend, and hold harmless Licensor from and against any and all damages, costs, claims, demands, liabilities and expenses (including reasonable attorneys' fees) incurred in connection with a claim relating to Licensee's use of the Licensed Marks outside of the scope of this Agreement.

7.   Infringements
7.1 In addition to and without prejudice to any other right or remedy available to Licensee under any applicable laws in the Territory, the Licensee shall have the right to have the conduct of any claim or proceedings relating to the use of the Starbuyer trademark in the Territory and shall have the exclusive right to decide what action, if any, to take in respect of any infringement or alleged infringement of the Starbuyer trademark in the Territory by any third party or any other claim or counterclaim brought or threatened in respect of the use or registration of the Starbuyer trademark in the Territory.
7.2 Licensor shall, at the expense of Licensee, provide all assistance as Licensee may require in the prosecution or defence of any proceedings concerning the Starbuyer trademark in the Territory, including, without limitation, lending its name to any proceedings, provided, however, that any costs incurred by Licensor under this Clause 7.2 shall be borne by Licensee.
7.3 The Licensee shall be entitled to all awarded damages and costs or settlement amounts, if any, including contribution to legal costs arising from any action or proceedings referred to in this Clause 7.
7.4 If the Licensor receives notice from any third party which alleges that the Starbuyer trademark are invalid or that the use of the Starbuyer trademark infringes any rights of another party, Licensor shall immediately send a copy of such notice to Licensee and shall make no comment or admission to any third party in respect thereof.

8.   Termination
The rights granted to the Licensee hereunder are irrevocable. The sole remedy of Licensor for any breach by Licensee of the provisions of this Agreement shall be damages.

9.   Limitation of Liability

Subject to Licensor's liability under Clause 6.1 and Clause 11(d) which shall not be limited, the cumulative liability of either party in respect of all claims for loss or damage arising out of, or in connection with any provision of this Agreement, except for death or personal injury resulting from negligence, will in no circumstance exceed US$10,000, except in respect of Licensor's liability under Clause 6.6 or in respect of Licensee's liability under Clause
6.7 which shall in no circumstance exceed US$100,000. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.  Further Assurance
Each party shall, at the cost and expense of the party requesting further assurance pursuant to this clause, execute and do all such further acts, things and deeds as may be reasonably required in order to give effect to the purposes of this Agreement and to afford the other the benefits hereby provided. Licensor shall assist Licensee as requested by Licensee (including by executing any necessary documents) in recording Licensee as a licensee of the Starbuyer trademark on any relevant register in the Territory (including any applications for trademark registrations).

11.  General
(a) This Agreement shall be governed by and construed in accordance with the laws of the England and Wales without regard to its principles of conflicts of laws. The parties agree that non-exclusive jurisdiction and venue of any action with respect to this Agreement shall be in a court of competent subject matter jurisdiction located in England and Wales and each of the parties hereby submits itself to jurisdiction and venue of such courts for the purpose of any such action. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected or impaired thereby.
(b) No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.
(c) Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise.
(d) In the event of any assignment of the Starbuyer trademark by the Licensor, the Licensor shall procure that its assignee ("Assignee") enters into a deed which is delivered to the Licensee (or any subsequent assignee thereof), such deed to be read and construed in accordance with English law and in respect of which the parties shall submit to the jurisdiction of the English courts made between the Licensee, Licensor and the Assignee, under which the Assignee covenants directly with the Licensee that it will comply in all respects with the terms of this Agreement as licensor and be bound by the terms of this Agreement as licensor including being bound by the provisions of this clause 11
(d) on any subsequent assignment. In the event of any assignment of this Agreement in accordance with this Agreement, this Agreement shall be binding upon and shall inure for the benefit of such assignee.

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                          TRADEMARK LICENSE AGREEMENT


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

elcom, inc.



By:     /s/
        -----------------------------
        Name:
        Title:

AJJP Limited

By:     /s/
        -----------------------------
        Name:
        Title:

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